Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

Continued Strong Commercial Performance During Q1 2018
New Credit Facility is Expected to Provide Lower Interest Costs and Enhanced Financial Flexibility

New York, New York, May 8, 2018 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months ended March 31, 2018.

The following financial review discusses the results for the three months ended March 31, 2018 and March 31, 2017.

First Quarter 2018 and Year-to-Date Highlights

•	Entered into a commitment letter for a senior secured term loan facility with an aggregate principal amount of up to $460 million to -

o	Refinance its four existing credit facilities and

o	Provide the Company with added flexibility in regards to vessel acquisitions, additional indebtedness and potential dividends

•	Net revenue (voyage revenues minus voyage expenses) totaled $55.8 million during Q1 2018, nearly 60% higher than the same period of 2017

•	Time charter equivalent (“TCE”) increased to $10,463 for Q1 2018 marking a year-over-year improvement of 66%

o	Currently have fixed 64% of our Q2 2018 days at a TCE of $11,112

•	Recorded a net loss of $55.8 million for the first quarter of 2018

o	Basic and diluted loss per share of $1.61

•	Adjusted net income of $0.6 million or adjusted basic and diluted earnings per share of $0.02, after excluding $56.4 million of non-cash impairment charges[1]

o	Further highlights the successful implementation of our commercial strategy and cost optimization initiatives together with improving market conditions

•	Concluded Q1 2018 with a cash position of $201.2 million, one of the highest among our drybulk peer group

o	This compares to $173.9 million of cash at the end of Q1 2017, representing an increase of $27.3 million, and includes restricted cash, highlighting the operating leverage of Genco’s sizeable fleet

•	Paid down the $400 Million Credit Facility by $11.3 million on February 13, 2018, from cash flow from operations during Q4 2017

o	Generated an additional $4.1 million of excess cash flow in Q1 2018 which is expected to be paid in May 2018

•	Established a European subsidiary in Denmark focusing on the minor bulks

o	Further builds out our commercial platform

o	Creates a 24-hour cargo logistics operation complementing our New York and Singapore operations

•	Maintained low daily vessel operating expenses (“DVOE”) of $4,401 per vessel per day during Q1 2018 highlighting our industry leading low-cost structure

o	Costs remained under our 2018 budget without sacrificing our high safety and maintenance standards

•	Recorded EBITDA of ($31.6) million during Q1 2018

o	Adjusted EBITDA of $24.8 million, after excluding $56.4 million of non-cash impairment charges[1]

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance.

John C. Wobensmith, Chief Executive Officer, commented, “We benefited from our success transforming the Company’s commercial strategy, as we continued to exceed benchmarks during the seasonally softer first quarter. We also further expanded our global presence and are pleased to have established a subsidiary in Denmark, complementing our New York and Singapore operations to create a true 24-hour operation while further strengthening our ability to provide leading drybulk commodity producers and charterers with a full-scale logistics solution. With our recently signed commitment letter for a $460 million credit facility, we have taken another important step positioning Genco to capitalize on a drybulk market that continues to recover. Based on our considerable success expanding our industry leadership, the completion of our strategic fleet deployment, and our ability to incorporate voyage charters and direct cargo liftings to our service offerings, we remain in a strong position to take advantage of industry fundamentals, which we continue to expect to remain favorable in 2018.”

Credit Facility Update

On May 8, 2018, the Company entered into a commitment letter for a five-year $460 million senior secured credit facility. Proceeds from the new credit facility up to $460 million are intended to be used to refinance all of the Company’s existing credit facilities into one facility and pay down the debt on the oldest seven vessels in our fleet. The new credit facility commitments are expected to be oversubscribed by approximately 40%.

The Company believes the new $460 million facility will simplify the Company’s capital structure and improve the terms across all of the Company’s refinanced facilities.  Furthermore, under the terms of the new facility, Genco is expected to achieve the following:

•	Covenant light structure allowing for potential dividend distributions in the future
•	Improve pricing and extend maturities
•	Establish an attractive 17-year amortization period following an initial non-amortization period ending December 31, 2018
•	Enhance flexibility to execute upon our fleet growth and renewal program

The final maturity date of the facility will be five years following closing, which is expected in Q2 2018 and is subject to completion of definitive documentation and customary conditions precedent. Borrowings under the facility will bear interest at LIBOR plus 325 basis points through December 31, 2018 and LIBOR plus a range of 300 to 350 basis points thereafter, dependent upon total net indebtedness to LTM EBITDA. Nordea Bank AB (publ), New York Branch is to be the agent of the facility. Nordea Bank, AB (publ), New York Branch, Skandinaviska Enskilda Banken AB (publ), ABN AMRO Capital USA LLC, DVB Bank SE, Crédit Agricole Corporate & Investment Bank, and Danish Ship Finance A/S are acting as mandated lead arrangers and bookrunners.

Our Commercial Strategy is Actively Driving Revenue and Increasing Margins

Our strong performance during the first quarter of 2018 was primarily driven by our in-house commercial expertise in designated regions in which we trade our vessels together with identified trade lanes per vessel, our expanded global presence and our active engagement with cargo providers to further grow our network of customers. Overall, our fleet deployment strategy remains weighted towards short-term fixtures which provides optionality in a potentially rising freight rate environment. We believe that our active commercial strategy together with our low-cost structure should continue to increase margins going forward.

Our first quarter of 2018 TCE results by class are listed below. Despite a seasonally softer freight rate environment experienced during the first quarter, we were able to successfully navigate this period with only a marginal drop off from the strong fourth quarter of 2017. Specifically, for our Capesize fleet, we were able to fix several short period contracts at firm rates ahead of a softer earnings environment to capture the stable cash flow impact while maintaining our portfolio approach to fixtures. Several of our Capesize vessels are due to come open between now and the end of the second quarter and potentially benefit from the improving drybulk market.

•	Capesize: $13,739
•	Panamax: $8,987
•	Ultramax, Supramax and Handymax: $10,128
•	Handysize: $8,842
•	Fleet average: $10,463

We currently have the following net TCE fixed for the second quarter of 2018, which further builds on the performance registered during the previous quarter:

•	Capesize: $14,287 for 64% of the available Q2 2018 days
•	Panamax: $10,348 for 57% of the available Q2 2018 days
•	Ultramax, Supramax and Handymax: $11,286 for 66% of the available Q2 2018 days
•	Handysize: $8,308 for 64% of the available Q2 2018 days
•	Fleet average: $11,112 for 64% of the available Q2 2018 days

Financial Review: 2018 First Quarter

The Company recorded a net loss for the first quarter of 2018 of $55.8 million, or $1.61 basic and diluted net loss per share. Comparatively, for the three months ended March 31, 2017, the Company recorded a net loss of $15.6 million, or $0.47 basic and diluted net loss per share.

The Company’s revenues more than doubled to $76.9 million for the three months ended March 31, 2018, compared to $38.2 million for the three months ended March 31, 2017. The increase in revenues was primarily due to higher rates achieved by the majority of the vessels in our fleet and the employment of vessels on spot market voyage charters.  These increases were partially offset by the operation of fewer vessels during the first quarter of 2018 as compared to the same period of 2017.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $10,463 per day for the three months ended March 31, 2018 as compared to $6,321 for the three months ended March 31, 2017. The increase in TCE was primarily due to higher rates achieved by the majority of the vessels in our fleet during the first quarter of 2018 versus the first quarter of 2017. During the first quarter of 2018, various seasonal factors negatively impacted the freight rate environment including the frontloaded nature of the newbuilding orderbook which led to firm delivery totals in January, weather related disruptions in Brazil and Australia as well as the occurrence of the Chinese New Year holiday in February. Despite these factors, the Baltic Dry Index still averaged nearly 25% higher on a year-over-year basis, highlighting the strengthening fundamentals of the drybulk market.

Total operating expenses were $125.3 million for the three months ended March 31, 2018 compared to $46.8 million for the three months ended March 31, 2017. During the three months ended March 31, 2018, a $56.4 million non-cash impairment charge was recorded as the estimated future undiscounted cash flows for nine of the 15 vessels that comprise our fleet renewal plan did not exceed their net book values, and we therefore adjusted their values to fair market value during the first quarter. During the three months ended March 31, 2017, a $6.4 million gain on sale of vessels was recorded due to the sale of four vessels during the period. Voyage expenses rose to $21.1 million for the three months ended March 31, 2018 versus $3.2 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses declined to $23.8 million for the three months ended March 31, 2018 compared to $24.9 million for the three months ended March 31, 2017. This decrease was primarily due to the operation of fewer vessels during the first quarter of 2018 as compared to the same period of the prior year. General and administrative expenses were $5.2 million for the first quarter of 2018 compared to $4.9 million for the first quarter of 2017, primarily due to compensation related expenses in connection with the build out of our commercial platform. Included in general and administrative expenses is nonvested stock amortization expense of $0.5 million and $0.7 million for the first quarter of 2018 and 2017, respectively. Depreciation and amortization expenses decreased to $16.9 million for the three months ended March 31, 2018 from $18.2 million for the three months ended March 31, 2017, primarily due to the revaluation of 15 of our vessels to their respective fair values during the first quarter of 2018 as well as the second and third quarters of 2017.

Daily vessel operating expenses, or DVOE, amounted to $4,401 per vessel per day for the first quarter of 2018, below our budget of $4,440 per vessel per day and compares to $4,395 per vessel per day for the same quarter of 2017. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2018 is $4,440 per vessel per day on a weighted average basis for the entire year for our fleet of 60 vessels.

Apostolos Zafolias, Chief Financial Officer, commented, “During the quarter, we increased TCE by 66% on a year-over-year basis. This considerable success, combined with our cash balance of over $200 million at the end of the quarter, highlights the improving dry bulk market and our enhanced commercial operating platform. We are pleased to have signed a commitment letter for a $460 million credit facility that we believe will enable Genco to accomplish important objectives. Specifically, we expect to simplify our capital structure, improve pricing, extend maturities and establish an attractive 17-year amortization period following the initial non-amortization period. We also plan to eliminate a number of restrictive covenants and enhance our flexibility to capitalize on attractive growth opportunities.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2018 was $9.5 million as compared to net cash used in operating activities for the three months ended March 31, 2017 of $6.6 million.  Included in the net loss during the three months ended March 31, 2018 were $56.4 million of non-cash impairment charges. Included in the net loss during the three months ended March 31, 2017 was a gain on sale of vessels in the amount of $6.4 million due to the sale of four vessels and paid in kind interest of $1.5 million related to the $400 Million Credit Facility. Depreciation and amortization expense for the three months ended March 31, 2018 decreased by $1.3 million primarily due to the revaluation of six of our vessels that were written down to their estimated fair market value during the second and third quarters of 2017, as well as the revaluation of an additional nine of our vessels that were written down to their estimated fair market value during the first quarter of 2018.  Additionally, the fluctuation in inventories decreased by $5.9 million due to additional fuel inventory for our vessels as the result of the employment of our vessels on spot market voyage charters and the fluctuation in prepaid expenses and other current assets decreased by $1.1 million due to the timing of prepaid payments made.  There was also a $2.4 million decrease in the fluctuation in due from charterers due to the timing of payments received from charterers.  These decreases were partially offset by a $1.4 million decrease in deferred drydocking costs incurred because there were less vessels that completed drydocking during the three months ended March 31, 2018 as compared to the same period during 2017.  Lastly, there was an increase in the fluctuation in accounts payable and accrued expenses of $4.3 million due to the timing payments.

Net cash provided by investing activities was $1.4 million during the three months ended March 31, 2018 as compared to $13.1 million during the three months ended March 31, 2017.  The decrease is primarily due to $12.6 million proceeds from the sale of four vessels during the three months ended March 31, 2017 as there were no vessels sold during the three months ended March 31, 2018.  This decrease was partially offset by a $1.0 million increase in the insurance proceeds received for hull and machinery claims primarily due to the receipt of the partial settlement of the main engine repair claim for the Genco Tiger.

Net cash used in financing activities was $14.7 million and $1.7 million during the three months ended March 31, 2018 and 2017, respectively.  Net cash used in financing activities of $14.7 million for the three months ended March 31, 2018 consisted of the following:  $11.4 million repayment of debt under the $400 Million Credit Facility; $2.5 million repayment of debt under the $98 Million Credit Facility; and $0.7 million repayment of debt under the 2014 Term Loan Facilities.  Net cash used in financing activities of $1.7 million for the three months ended March 31, 2017 consisted of the following: $1.0 million payment of Series A Preferred Stock issuance costs; $0.7 million repayment of debt under the 2014 Term Loan Facilities; and $0.1 million repayment of debt under the $400 Million Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of May 8, 2018, our fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We drydocked two of our vessels during the first quarter of 2018. We currently have three of our vessels scheduled to drydock during the remainder of 2018.

We estimate our capital expenditures related to drydocking for our fleet through 2018 to be:

	Q2 2018	Q3-Q4 2018
Estimated Costs (1)	$0.9 million	$3.0 million
Estimated Offhire Days (2)	20	65

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses. Included are estimated costs associated with the installation of ballast water treatment systems. Estimated costs presented include approximately $3.0 million of costs associated with vessels that could potentially be sold based on our fleet renewal program.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 65 days associated with vessels that could potentially be sold based on our fleet renewal program.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
	(Dollars in thousands, except share and per share data) (unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$76,916	$38,249
Total revenues	76,916	38,249

Operating expenses:
Voyage expenses	21,093	3,241
Vessel operating expenses	23,767	24,884
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million and $0.7 million, respectively)	5,218	4,909
Technical management fees	1,948	1,981
Depreciation and amortization	16,886	18,173
Impairment of vessel assets	56,402	-
Gain on sale of vessels	-	(6,369)
Total operating expenses	125,314	46,819

Operating loss	(48,398)	(8,570)

Other (expense) income:
Other expense	(85)	(65)
Interest income	794	173
Interest expense	(8,124)	(7,138)
Other expense	(7,415)	(7,030)

Loss before income taxes	(55,813)	(15,600)
Income tax expense	-	-

Net loss	$(55,813)	$(15,600)

Net loss per share - basic	$(1.61)	$(0.47)

Net loss per share - diluted	$(1.61)	$(0.47)

Weighted average common shares outstanding - basic	34,577,990	33,495,738

Weighted average common shares outstanding - diluted	34,577,990	33,495,738

	March 31, 2018	December 31, 2017
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$172,775	$174,479
Restricted cash	5,447	7,234
Due from charterers, net	13,286	12,855
Prepaid expenses and other current assets	9,878	7,338
Inventory	19,894	15,333
Total current assets	221,280	217,239

Noncurrent assets:
Vessels, net of accumulated depreciation of $199,511 and $213,431, respectively	1,195,115	$1,265,577
Deferred drydock, net	12,242	13,382
Fixed assets, net	953	1,014
Other noncurrent assets	-	514
Restricted Cash	22,977	23,233
Total noncurrent assets	1,231,287	1,303,720

Total assets	$1,452,567	$1,520,959

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$24,339	23,230
Current portion of long-term debt	24,308	24,497
Deferred revenue	5,104	4,722
Total current liabilities	53,751	52,449

Noncurrent liabilities
Long-term lease obligations	2,768	2,588
Long-term debt, net of deferred financing costs of $8,459 and $9,032, respectively	477,000	490,895
Total noncurrent liabilities	479,768	493,483

Total liabilities	533,519	545,932

Commitments and contingencies

Equity:
Common stock	345	345
Additional paid-in capital	1,628,848	1,628,355
Retained deficit	(710,145)	(653,673)
Total equity	919,048	975,027
Total liabilities and equity	$1,452,567	$1,520,959

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(55,813)	$(15,600)
Adjustments to reconcile to net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16,886	18,173
Amortization of deferred financing costs	573	573
PIK interest, net	-	1,503
Amortization of nonvested stock compensation expense	493	711
Impairment of vessel assets	56,402	-
Gain on sale of vessels	-	(6,369)
Insurance proceeds for protection and indemnity claims	68	180
Insurance proceeds for loss of hire claims	-	21
Change in assets and liabilities:
(Increase) decrease in due from charterers	(1,079)	1,313
Increase in prepaid expenses and other current assets	(3,740)	(2,650)
(Increase) decrease in inventories	(4,561)	1,382
Decrease in other noncurrent assets	514	-
Increase (decrease) in accounts payable and accrued expenses	1,094	(3,184)
(Decrease) increase in deferred revenue	(110)	28
Increase in lease obligations	180	180
Deferred drydock costs incurred	(1,446)	(2,828)
Net cash provided by (used in) operating activities	9,461	(6,567)

Cash flows from investing activities
Purchase of vessels, including deposits	-	(35)
Purchase of other fixed assets	(158)	(21)
Net proceeds from sale of vessels	-	12,597
Insurance proceeds for hull and machinery claims	1,607	584
Net cash provided by investing activities	1,449	13,125

Cash flows from financing activities
Repayments on the $400 Million Credit Facility	(11,434)	(100)
Repayments on the $98 Million Credit Facility	(2,542)	-
Repayments on the 2014 term Loan Facilities	(681)	(681)
Payment of Series A Preferred Stock issuance costs	-	(950)
Net cash used in financing activities	(14,657)	(1,731)

Net (decrease) increase in cash, cash equivalents and restricted cash	(3,747)	4,827

Cash, cash equivalents and restricted cash at beginning of period	204,946	169,068
Cash, cash equivalents and restricted cash at end of period	$201,199	$173,895

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
EBITDA Reconciliation:	(Dollars in thousands) (unaudited)
Net loss	$(55,813)	$(15,600)
+ Net interest expense	7,330	6,965
+ Income tax (benefit) expense	-	-
+ Depreciation and amortization	16,886	18,173
EBITDA(1)	$(31,597)	$9,538

	Three Months Ended
	March 31, 2018	March 31, 2017
FLEET DATA:	(unaudited)
Total number of vessels at end of period	60	61
Average number of vessels (2)	60.0	62.9
Total ownership days for fleet (3)	5,400	5,662
Total available days for fleet (4)	5,335	5,538
Total operating days for fleet (5)	5,292	5,510
Fleet utilization (6)	98.9%	99.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$10,463	$6,321
Daily vessel operating expenses per vessel (8)	4,401	4,395

	Three Months Ended
	March 31, 2018	March 31, 2017
FLEET DATA:	(unaudited)
Ownership days
Capesize	1,170.0	1,170.0
Panamax	540.0	540.0
Ultramax	360.0	360.0
Supramax	1,890.0	1,890.0
Handymax	90.0	312.6
Handysize	1,350.0	1,389.6
Total	5,400.0	5,662.2

Available days
Capesize	1,137.8	1,127.3
Panamax	540.0	511.6
Ultramax	359.7	360.0
Supramax	1,889.6	1,866.7
Handymax	81.8	306.1
Handysize	1,326.6	1,366.4
Total	5,335.5	5,538.1

Operating days
Capesize	1,137.8	1,124.1
Panamax	536.7	508.0
Ultramax	353.5	360.0
Supramax	1,869.1	1,858.1
Handymax	81.8	299.7
Handysize	1,312.8	1,360.1
Total	5,291.7	5,510.0

Fleet utilization
Capesize	99.3%	99.2%
Panamax	99.4%	98.1%
Ultramax	98.2%	100.0%
Supramax	98.9%	99.4%
Handymax	90.9%	95.9%
Handysize	98.9%	99.5%
Fleet average	98.9%	99.1%

Average Daily Results:
Time Charter Equivalent
Capesize	$13,739	$7,010
Panamax	8,987	7,505
Ultramax	10,895	7,595
Supramax	9,965	5,635
Handymax	10,519	6,434
Handysize	8,842	5,886
Fleet average	10,463	6,321

Daily vessel operating expenses
Capesize	$4,702	$4,620
Panamax	4,392	4,631
Ultramax	4,334	4,332
Supramax	4,419	4,501
Handymax	5,971	4,311
Handysize	4,033	4,004
Fleet average	4,401	4,395

1)
EBITDA represents net (loss) income plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)
We define available days, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Amounts for available days in the table above for the period ended March 31, 2017 have been adjusted for our updated method of calculating available days.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

5)
We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues. Amounts for operating days in the table above for the period ended March 31, 2017 have been adjusted for our updated method of calculating available days.

6)
We calculate fleet utilization, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days. Amounts for fleet utilization in the table above for the period ended March 31, 2017 have been adjusted for our updated method of calculating fleet utilization.

7)
We define TCE rates as our voyage revenues less voyage expenses and charter-hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Total Fleet	(unaudited)
Voyage revenues (in thousands)	$76,916	$38,249
Voyage expenses (in thousands)	21,093	3,241
	55,823	35,008

Total available days	5,335	5,538
Total TCE rate	$10,463	$6,321

8)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Debt Overview

Debt outstanding as of March 31, 2018, gross of unamortized debt issuance costs and inclusive of the current portion of long-term debt, amounted to $509.8 million. On February 13, 2018, we paid down the $400 Million Credit Facility by $11.3 million from excess cash flow generated by the vessels collateralizing this facility during the fourth quarter of 2017. We expect to pay down an additional $4.1 million towards this facility in May 2018 from excess cash flow generated during the first quarter of 2018.

	March 31, 2018	December 31, 2017
Long-term debt, net consists of the following:

Principal amount	$504,426	$519,083
PIK interest	5,341	5,341
Less: Unamortized debt issuance costs	(8,459)	(9,032)
Less: Current portion	(24,308)	(24,497)
Long-term debt, net	$477,000	$490,895

	March 31, 2018		December 31, 2017
	Principal	Unamortized Debt Issuance Cost	Principal	Unamortized Debt Issuance Cost

$400 Million Credit Facility	$388,166	$5,929	$399,600	$6,332
$98 Million Credit Facility	91,397	1,247	93,939	1,370
2014 Term Loan Facilities	24,863	1,283	25,544	1,330
PIK interest	5,341	-	5,341	-
	$509,767	$8,459	$524,424	$9,032

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of May 8, 2018, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

Our current fleet contains 15 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of May 8, 2018, the average age of our current fleet was 10.1 years.

The following table reflects Genco’s fleet list as of May 8, 2018:

	Vessel	DWT	Year Built
Capesize
1	Genco Constantine	180,183	2008
2	Genco Augustus	180,151	2007
3	Baltic Lion	179,185	2012
4	Genco Tiger	179,185	2011
5	Genco London	177,833	2007
6	Baltic Wolf	177,752	2010
7	Genco Titus	177,729	2007
8	Baltic Bear	177,717	2010
9	Genco Tiberius	175,874	2007
10	Genco Commodus	169,098	2009
11	Genco Hadrian	169,025	2008
12	Genco Maximus	169,025	2009
13	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
2	Genco Raptor	76,499	2007
3	Genco Beauty	73,941	1999
4	Genco Vigour	73,941	1999
5	Genco Knight	73,941	1999
6	Genco Surprise	72,495	1998
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Aquitaine	57,981	2009
6	Genco Brittany	58,018	2010
7	Genco Languedoc	58,018	2010
8	Genco Pyrenees	58,018	2010
9	Genco Bourgogne	58,018	2010
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Cavalier	53,617	2007
15	Baltic Cougar	53,432	2009
16	Genco Loire	53,430	2009
17	Genco Normandy	53,596	2007
18	Genco Lorraine	53,417	2009
19	Baltic Panther	53,351	2009
20	Baltic Leopard	53,447	2009
21	Baltic Jaguar	53,474	2009
Handymax
1	Genco Muse	48,913	2001
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010
11	Genco Challenger	28,428	2003
12	Genco Charger	28,398	2005
13	Genco Champion	28,445	2006
14	Genco Progress	29,952	1999
15	Genco Explorer	29,952	1999

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of May 8, 2018, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Wednesday, May 9, 2018 at 8:30 a.m. Eastern Time to discuss its 2018 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (323) 794-2423 or (800) 289-0438 and enter passcode 7776519. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 7776519. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) the completion of definitive documentation and fulfillment of conditions precedent under our proposed $460 million credit facility; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550